Exhibit 10.3

Date:	August 17, 2009

To:	Mike Rissman

From:	Jim O’Connor

Re:	Executive Vice President & General Counsel
I am pleased to offer you the position of Executive VP & General Counsel effective August 17, 2009, subject to the approval of the Compensation Committee of the Board of Directors (“Compensation Committee”). Here are the highlights of my offer:
•	Salary: Your base salary will increase by $115K (40%) from $285K to $400K.

•	Bonus: Your annual management incentive plan bonus target will increase from 60% to 80% of your salary. For 2009, your bonus will be prorated between your periods of employment in 2009 as Deputy/Acting General Counsel and General Counsel.

•	Equity Award: You will be eligible for an equity award in early 2010 as determined by the Compensation Committee.

•	Long-Term Incentive Plan: In 2010, you will be eligible for a 2010-2012 Long-Term Incentive Plan award as determined by the Compensation Committee. The 2010-2012 LTIP cycle and all subsequent LTIP cycles are provided subject to the approval of the Compensation Committee.

•	Integration Bonus: Your one-time synergy incentive plan bonus target will increase by $650K (650%) from $100K to $750K. Your synergy bonus will be prorated between your periods of employment in 2009 and 2010 as Deputy/Acting General Counsel and General Counsel.

•	Deferred Compensation Plan: A 2009 annual contribution of $65K will be made into the Deferred Compensation Plan account as a special executive benefit. This contribution is in lieu of a Supplemental Executive Retirement Plan and it is made at the discretion of the Compensation Committee. The payment will be made within 60 days of your acceptance of this offer.
Congratulations Mike. Please sign below to acknowledge your acceptance of this offer.

/s/ Mike Rissman Signature	8/17/09 Date